Exhibit 99.1

For release: July 10, 2007, 6:00 am EDT	Contact:	Mark Rittenbaum
Phone: 503-684-7000

Greenbrier Companies Reports Fiscal Third Quarter 2007 Financial Results
Company posts net earnings of $0.81 per share on revenues of $387 million; results include special charges of $.19 per share, record quarter for refurbishment business
Lake Oswego, Oregon, July 10, 2007 —The Greenbrier Companies [NYSE:GBX], a leading supplier of transportation equipment and services to the railroad industry, today reported financial results for its fiscal third quarter ended May 31, 2007.
Highlights
•	Revenues for the quarter were $387 million, a 45% increase from the $266 million in the prior year’s third quarter.

•	Net earnings for the quarter were $13.0 million, or $.81 per diluted share. These results include a special charge of $3.1 million, or $.19 per diluted share, with no related tax benefit, associated with closure costs of the Company’s Canadian railcar manufacturing facility.

•	Earnings before special charges for the quarter were $16.1 million, or $1.00 per diluted share.

•	EBITDA before special charges for the quarter was $46.4 million, or 12.0% of revenues.

•	Debt balances, net of cash, were reduced by over $100 million during the quarter.

•	Revenues for the refurbishment and parts business segment were a record $118 million, or just over 30% of total revenues for the third quarter, with margins improving to 18.5%, compared to 16.5% in the prior comparable period.

•	Greenbrier’s new railcar manufacturing backlog as of May 31, 2007 was 14,100 units valued at $970 million, compared to 14,300 units valued at $990 million as of February 28, 2007.

•	Marine backlog as of May 31, 2007 was a record nine vessels valued at approximately $90 million.
Third Quarter Results:

     Revenues for the 2007 fiscal third quarter were $386.6 million, compared to $266.1 million in the prior year’s third quarter. Gross margins during the quarter were 14.9% compared to 16.7% in the prior comparable period. EBITDA before special charges was $46.4 million, or 12% of revenues for the quarter, compared to $32.9 million, or 12.3% of revenues in the prior year’s third quarter. Net earnings were $13.0 million, or $0.81 per diluted share for the quarter, compared to net earnings of $10.7 million, or $0.67 per diluted share for the same period in 2006. Current period net earnings include a special charge of $3.1 million, or $0.19 per diluted share, with no related tax benefit, associated with severance and other closure costs of our Canadian railcar manufacturing facility. This facility’s last order was completed in early May 2007, and the facility is now in the process of being permanently shut down.
     Greenbrier’s new railcar manufacturing backlog as of May 31, 2007 was 14,100 units valued at $970 million, compared to 14,300 units valued at $990 million as of February 28, 2007. Approximately 3,900 units in backlog are subject to Greenbrier’s fulfillment of certain competitive conditions. The backlog is scheduled for delivery through 2010 and has been priced to cover potential material price increases or decreases and surcharges.
     William A. Furman, president and chief executive officer, said, “We have been keenly focused on our stated objectives of improving financial performance, enhancing liquidity, and integrating our recent acquisitions. I am pleased to report substantial progress on all three of these fronts this quarter. Each of our three business segments realized revenue and margin growth, when compared to the first and second fiscal quarters of this year. Our third quarter results reflect our strategic product and business diversification efforts, the decision to close our Canadian manufacturing facility, and focus on improving manufacturing productivity. In addition, our manufacturing results this quarter benefited from higher production rates and a more favorable product mix, as compared to the first half of the fiscal year.”
     Furman concluded, “While year to date rail loadings in North America have been muted due to a slowdown in the economy, we continue to believe that the secular forces that favor the rail industry will persist and that the fundamentals of markets we serve will translate into robust business activity for the rail supply sector over the long term. We remain focused on continuing to execute on our strategic initiatives and are confident that our diversified and integrated business model continues to position the Company for long-term success.”
     Third quarter revenues for the manufacturing segment were $241.4 million, compared to $208.4 million in the corresponding prior period. This $33.0 million, or 15.8%, increase was due primarily to a shift in product mix to more conventional railcars which typically have higher per unit sales prices than intermodal platforms. New railcar deliveries for the quarter were approximately 3,000 units, consistent with the prior comparable period. However a majority of deliveries in the current quarter were conventional railcars; compared to the prior period last year when the majority of deliveries were intermodal railcars.
     Manufacturing gross margin for the quarter was 8.4%, compared to 9.6% in the third quarter of 2006. The decrease in margin was due principally to a change in product mix, negative margin of $.3 million at our Canadian facility which is being permanently shut down, and production and supply issues in our European operations.
     The refurbishment & parts segment includes results for 34 shop locations across North America, which repair and refurbish railcars, provide wheel, axle and bearing services, and recondition and provide replacement railcar parts. Revenues for this segment were $118.2 million, up from $27.6 million in the third quarter of 2006. This segment generated slightly over 30% of total Company revenues for the third quarter, on a revenue increase of $90.6 million over the same period of last year. About $85 million of this growth was from the acquisitions of Rail Car America and Meridian Rail Services and start-up of new locations. The remainder of the growth was due to increases in wheelset sales, higher volumes of refurbishment and retrofitting work at repair and refurbishment facilities and favorable scrap prices.
     Gross margins for the refurbishment and parts segment grew to 18.5%, as compared to 16.5% in the prior comparable period. The margin growth is the result of increased railcar program maintenance volumes, high scrap prices, and a greater mix of wheel reconditioning work resulting from the acquisition of Meridian.
     The leasing & services segment includes results from the Company’s owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 136,000 railcars. Revenues for this segment were $27.0 million, compared to $30.0 million in the same quarter last year. Leasing & services gross margin was 58.0% of revenues, compared to 66.1% of revenues in the same quarter last year. Leasing & services revenue and margin decline was a result of a $2.8 million decrease in gains on disposition of assets from the lease fleet, and a $1.0 million decline in lease revenues from railcars held for sale, partially offset by an increase in lease revenue from new lease additions.

Business Outlook:
     “As anticipated, the financial trends experienced by our manufacturing operations in the third quarter were distinctly improved from those we faced in the first half of fiscal 2007,” said Mark Rittenbaum, senior vice president and treasurer. “During the third quarter, manufacturing benefited from higher new railcar production and delivery rates, a more favorable product mix, a substantially reduced drag on our operating earnings from our Canadian operations, and improved operating efficiencies, as compared to the first half of the fiscal year. We believe this momentum will continue in our fourth fiscal quarter. New railcar deliveries during the third quarter were 3,000 units, and fiscal year to date were 6,200 units. We currently estimate total fiscal 2007 deliveries will be 8,500 — 8,800 units, higher than our previous estimate of 8,000 — 8,500 units. This upward revision reflects higher production rates resulting from orders received during the third quarter. We also expect continuing operating momentum in the fourth quarter from our refurbishment & parts and leasing & services segments, but with lower gains on disposition of leased assets in the fourth quarter as compared to the third quarter.”
     Rittenbaum added, “The closure of Trenton Works, our Canadian new railcar manufacturing facility, is proceeding according to plan. Closure costs are currently estimated to be approximately $10.0 million, of which $3.1 million was incurred in the third quarter and included in special charges. The balance of these costs is expected to be incurred over the next year. There is no tax benefit associated with the closure costs, as Trenton Works does not have tax loss carrybacks or current taxable income to offset against these costs.”
     Rittenbaum concluded, “We are pleased with the substantial operating cash flow generated during the third quarter and in the corresponding progress made in reducing net debt balances by more than $100 million during the quarter. We anticipate ending the fiscal year with net debt approximating balances outstanding as of May 31, 2007.”
     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 34 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 136,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the headings “Risk Factors” on page 8 of Part I , Item 1a and “Forward Looking Statements” on page 25 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2006 . Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
The Greenbrier Companies will host a teleconference to discuss third quarter fiscal 2007 results. Teleconference details are as follows:
Tuesday, July 10, 2007
8:00 am Pacific Daylight Time
Phone #: 1-630-395-0143, Password: “Greenbrier”
Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website. Telephone replay will be available through July 28, 2007 at 1-203-369-1260.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	May 31,	August 31,
	2007	2006
Assets
Cash and cash equivalents	$28,319	$142,894
Restricted cash	2,651	2,056
Accounts and notes receivable	134,440	115,565
Inventories	197,642	163,151
Assets held for sale	45,898	35,216
Equipment on operating leases	296,946	301,009
Investment in direct finance leases	9,195	6,511
Property, plant and equipment	109,645	80,034
Goodwill	166,813	2,896
Intangibles and other assets	70,963	27,982

	$1,062,512	$877,314

Liabilities and Stockholders’ Equity
Revolving notes	$58,300	$22,429
Accounts payable and accrued liabilities	224,225	204,793
Participation	2,975	11,453
Deferred income taxes	53,920	37,472
Deferred revenue	26,093	17,481
Notes payable	461,876	362,314

Subordinated debt	—	2,091

Minority interest	5,082	—

Stockholders’ equity	230,041	219,281

	$1,062,512	$877,314

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2007	2006	2007	2006
Revenue
Manufacturing	$241,399	$208,405	$529,293	$535,058
Refurbishment & parts	118,213	27,647	264,760	74,512
Leasing & services	26,994	30,036	79,154	79,094

	386,606	266,088	873,207	688,664

Cost of revenue
Manufacturing	221,203	188,353	498,713	475,875
Refurbishment & parts	96,288	23,091	221,408	63,960
Leasing & services	11,339	10,172	34,370	31,281

	328,830	221,616	754,491	571,116

Margin	57,776	44,472	118,716	117,548

Other costs
Selling and administrative	20,092	17,896	56,017	50,528
Interest and foreign exchange	10,930	6,149	30,986	17,903
Special charges	3,091	—	19,576	—

	34,113	24,045	106,579	68,431
Earnings before income tax expense, minority interest and equity in unconsolidated subsidiaries	23,663	20,427	12,137	49,117
Income tax expense	(11,047)	(9,866)	(3,398)	(22,266)

Earnings before minority interest and equity in unconsolidated subsidiaries	12,616	10,561	8,739	26,851

Minority interest	178	—	217	—
Equity in earnings (loss) of unconsolidated subsidiaries	223	119	(140)	409

Net earnings	$13,017	$10,680	$8,816	$27,260

Basic earnings per common share	$0.81	$0.67	$0.55	$1.74

Diluted earnings per common share	$0.81	$0.67	$0.55	$1.71

Weighted average common shares:
Basic	16,105	15,887	16,017	15,685
Diluted	16,139	15,979	16,058	15,918

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Nine Months Ended
	May 31,
	2007	2006
Cash flows from operating activities
Net earnings	$8,816	$27,260
Adjustments to reconcile net earnings to net cash provided by operating activities:
Deferred income taxes	2,688	3,049
Depreciation and amortization	24,496	18,673
Gain on sales of equipment	(10,781)	(10,606)
Special charges	19,576	—
Other	(148)	59
Decrease (increase) in assets excluding acquisitions:
Accounts and notes receivable	4,553	29,633
Inventories	10,916	(22,959)
Assets held for sale	1,556	(25,523)
Intangible and other	(1,667)	350
Increase (decrease) in liabilities excluding acquisitions:
Accounts payable and accrued liabilities	(27,831)	(10,671)
Participation	(8,478)	(10,814)
Deferred revenue	6,114	7,242

Net cash provided by operating activities	29,810	5,693

Cash flows from investing activities
Principal payments received under direct finance leases	426	1,710
Proceeds from sales of equipment	114,719	23,665
Investment in and net advances to unconsolidated subsidiary	(869)	517
Acquisitions, net of cash acquired	(267,903)	—
Increase in restricted cash	(445)	(1,961)
Capital expenditures	(126,442)	(67,146)

Net cash used in investing activities	(280,514)	(43,215)

Cash flows from financing activities
Changes in revolving notes	34,106	7,858
Proceeds from issuance of notes payable	99,441	154,933
Repayments of notes payable	(4,082)	(5,740)
Repayment of subordinated debt	(2,091)	(3,615)
Investment by joint venture partner	5,400	—
Dividends paid	(3,851)	(3,766)
Stock options and restricted stock awards exercised	2,616	5,010
Excess tax benefit of stock options exercised	2,774	1,949
Purchase of subsidiary shares subject to mandatory redemption	—	(4,636)

Net cash provided by financing activities	134,313	151,993

Effect of exchange rate changes	1,816	(1,015)
Increase (decrease) in cash and cash equivalents	(114,575)	113,456
Cash and cash equivalents
Beginning of period	142,894	73,204

End of period	$28,319	$186,660

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA before special charge (1)
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2007	2006	2007	2006
Net cash provided by operating activities	$106,515	$28,913	$29,810	$5,693
Changes in working capital	(82,074)	(20,480)	14,837	32,742
Deferred income taxes	(5,275)	692	(2,688)	(3,049)
Gain on sales of equipment	5,006	7,794	10,781	10,606
Other	254	(11)	148	(59)
Income tax expense	11,047	9,866	3,398	22,266
Interest and foreign exchange	10,930	6,150	30,986	17,903

Adjusted EBITDA from operations before special charge	$46,403	$32,924	$87,272	$86,102

(1)	“EBITDA” (earnings from continuing operations before interest and foreign exchange, taxes, depreciation, amortization, and before special charge) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.